EXHIBIT 107

Calculation of Filing Fee Table

Form S-1

Registration Statement Under the Securities Act of 1933

(Form Type)

Nextracker Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title(2)	Fee Calculation Rule	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee(2)(3)

Equity	Class A Common Stock, par value $0.0001	Rule 457(a)	3,845,814	$24.00	$92,299,536.00	0.0001102	$10,172

Total Offering Amounts					$92,299,536.00		$10,172

Total Fee Offsets							—

Net Fee Due							$10,172

(1)

Includes the offering price of shares of Class A common stock that may be purchased by the underwriters upon the exercise of their option to purchase additional shares, if any. Does not include shares of common stock that the Registrant previously registered on Registration Statement on Form S-1 (File No. 333-269238), as amended (the “Registration Statement”).

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended (the “Securities Act”)

(3)

The Registrant previously registered 26,744,186 shares of its common stock on the Registration Statement, which was declared effective by the Securities and Exchange Commission on February 8, 2023, for which the registrant previously paid a filing fee of $67,786. In accordance with Rule 462(b) under the Securities Act, an additional amount of securities having the proposed maximum aggregate offering price of $92,299,536 is hereby registered.